Free Writing Prospectus Filed

Pursuant to Rule 433

Registration Statement No. 333-223502

Dated November 4, 2020

Intercontinental Exchange, Inc. Announces Secondary Offering by Selling Stockholder Related to Ellie Mae Acquisition

ATLANTA & NEW YORK, November 4, 2020– Intercontinental Exchange (NYSE: ICE), a leading operator of global exchanges and clearing houses and provider of mortgage technology, data and listings services, announced today that Cyprus Parent, LP, an entity controlled by Thoma Bravo and formerly known as Ellie Mae Parent, LP (the “selling stockholder”), intends to offer for sale in an underwritten secondary offering 9,180,569 shares of ICE’s common stock pursuant to ICE’s shelf registration statement filed with the Securities and Exchange Commission (SEC). The shares being offered were originally issued to the selling stockholder in connection with the acquisition of Ellie Mae, Inc., which ICE completed on September 4, 2020.

ICE is not selling any shares and will not receive any proceeds from this offering.

Morgan Stanley & Co. LLC will act as the underwriter for the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ICE has filed a registration statement (including a prospectus) and will file a final prospectus supplement with the SEC for the offering to which this communication relates. You may obtain these documents for free by visiting EDGAR on the SEC website at: www.sec.gov. Alternatively, copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014.

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) is a Fortune 500 company and provider of marketplace infrastructure, data services and technology solutions to a broad range of customers including financial institutions, corporations and government entities. We operate regulated marketplaces, including the New York Stock Exchange, for the listing, trading and clearing of a broad array of derivatives contracts and financial securities across major asset classes. Our comprehensive data services offering supports the trading, investment, risk management and connectivity needs of customers around the world and across asset classes. As a leading technology provider for the U.S. residential mortgage industry, ICE Mortgage Technology provides the technology and infrastructure to transform and digitize U.S. residential mortgages, from application and loan origination through to final settlement.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 — Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on February 6, 2020 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on April 30, 2020, July 30, 2020 and October 29, 2020, respectively.

SOURCE: Intercontinental Exchange

ICE-CORP

ICE Investor Relations Contact:

Warren Gardiner

+1 770 835 0114

warren.gardiner@theice.com

investors@theice.com

ICE Media Contact:

Josh King

+1 212 656 2490

josh.king@theice.com

media@theice.com